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                                                                 Exhibit (a)(24)



                                        TRW Inc.
NEWS RELEASE                            1900 Richmond Road                   TRW
                                        Cleveland, OH 44124



For Immediate Release                   Contact
                                        Jay A. McCaffrey
                                        216.291.7179



SALE OF LUCASVARITY PLC TO TRW COMPLETE


CLEVELAND, Ohio, May 11, 1999 - TRW Inc. (NYSE: TRW) today announced that it has completed the acquisition of LucasVarity plc.

The period of notice to those LucasVarity shareholders who had not, as of March 29, 1999, accepted the company's tender offer has expired. TRW Automotive UK, a wholly owned subsidiary of TRW, has now acquired compulsorily their LucasVarity shares under the provisions of Sections 428-430F of the Companies Act of 1985. TRW now holds 100 percent of LucasVarity's Ordinary Shares. LucasVarity's American Depositary Shares, represented by American Depositary Receipts, will be delisted from the New York Stock Exchange effective May 11, 1999. LucasVarity's Ordinary Shares are expected to be delisted from the London Stock Exchange effective May 12, 1999.

TRW provides advanced technology products and services for the global automotive, aerospace, and information systems markets. The company's news releases are available through TRW's corporate Web site
(http://www.trw.com/).


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